EXHIBIT 99.1

(Investors)	Robert B. Tschudy	(Media)	Howard Bender
	Senior Vice President and CFO		Vice President, Communications
	SCPIE Holdings Inc.		SCPIE Holdings Inc.
	310/557-8739		310/551-5948
	e-mail: rtschudy@scpie.com		e-mail: hbender@scpie.com

Roger Pondel
PondelWilkinson Inc.
310/279-5980
e-mail: rpondel@pondel.com

SCPIE HOLDINGS ANNOUNCES IMPROVED FINANCIAL RESULTS

FOR 2007 SECOND QUARTER, SIX MONTHS

Los Angeles, California – August 2, 2007 – SCPIE Holdings Inc. (NYSE:SKP), a major provider of healthcare liability insurance, today reported improved results for its second quarter and six months ended June 30, 2007.

For the 2007 second quarter, net income rose 41% to $3.7 million, equal to $0.38 per diluted share, from $2.6 million, or $0.27 per diluted share, last year. Total revenues for the 2007 second quarter amounted to $35.5 million, compared with $36.6 million a year ago.

Net income for the first half of 2007 increased to $7.4 million, equal to $0.77 per diluted share, from $5.0 million, or $0.52 per diluted share, for the corresponding period of 2006. Total revenues for the 2007 year-to-date period were $70.8 million, versus $73.2 million last year.

Core Operating Review

SCPIE’s direct healthcare liability operations posted an underwriting profit of $2.7 million for the 2007 second quarter, compared to $2.8 million in the corresponding prior-year period. Net earned premiums for direct healthcare operations totaled $29.8 million compared with $31.4 million a year earlier. The decrease is primarily attributable to decreased renewal premiums from loss-rated groups and a small decrease in the number of insureds. Net written premiums for the quarter increased to $4.0 million from $3.4 million in the 2006 second quarter.

The combined ratio for SCPIE’s core business in the second quarter of 2007 improved to 90.7%, with a loss ratio of 69.1%. A year ago, the company’s combined ratio for the second quarter was 91.2%, including a loss ratio of 70.9%. The expense ratio for the core

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SCPIE Holdings Inc.

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segment in the 2007 second quarter was 21.6%, compared with 20.3% at the same time last year. The increase in the expense ratio is primarily attributable to the decline in earned premium.

For the first half of 2007, SCPIE’s healthcare liability operations registered an underwriting profit of $5.0 million, up from $4.9 million a year earlier. Net earned premiums business amounted to $60.0 million, compared with $62.6 million last year, and net written premiums totaled $87.8 million, compared with $92.1 million for the first half of 2006. The combined ratio for the first half of 2007 was 91.7%, including a loss ratio of 69.8%. This is improved from a combined ratio for the first half of last year of 92.2%, with a loss ratio of 71.0%.

SCPIE’s retention rate for its direct healthcare liability business over the past 12 months totaled 96.5%.

“Our core business remains solid and our balance sheet strong,” said Donald J. Zuk, SCPIE President and Chief Executive Officer. “As we proceed into the second half of 2007, the positive momentum is continuing.”

Non-Core Review

SCPIE continues to run off its healthcare liability operations in states other than California and Delaware. Outstanding net reserves in this area declined to $28.6 million at June 30, 2007, from $37.7 million at December 31, 2006. Open claims dropped to 100 at the end of the 2007 second quarter from 113 at the end of the preceding first quarter, 136 at year-end and 170 at the same time last year.

In the assumed reinsurance area, also in run-off, increased reserves and commutation costs on some contracts produced an underwriting loss of $2.8 million for the quarter and $4.7 million for the first six months of 2007, compared to underwriting losses of $3.1 million and $5.9 million, respectively, for the same periods in 2006. Outstanding net reserves for this reinsurance segment declined 13% to $42.8 million at June 30, 2007, from $49.0 million at December 31, 2006, primarily as a result of the commutation of several contracts.

Financial Summary

Revenues for the second quarter of 2007 included net investment income of $5.5 million and a net realized investment loss of $50,000. Last year’s second-quarter totals included net investment income of $5.2 million and realized investment losses of $53,000. For the 2007 first half, net investment income totaled $10.8 million, with a net realized gain of $116,000, compared with net investment income of $10.2 million and realized investment losses of $164,000 for the first half of 2006.

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SCPIE Holdings Inc.

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At June 30, 2007, SCPIE’s balance sheet remained debt-free. Book value at the close of the 2007 second quarter rose to $22.37 per share from $22.14 at the end of the preceding first quarter, $21.63 at December 31, 2006 and $20.15 per share, a year ago.

Supplemental financial data relating to the Company’s performance is contained in the detailed statements accompanying this news release.

About SCPIE Holdings

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

Investor Conference Call

An investor conference call to discuss SCPIE’s second-quarter 2007 results will be held today, August 2, 2007, at 9 am PDT (12 noon EDT). The call will be open to all interested investors through a live audio web broadcast via the Internet at www.scpie.com and www.earnings.com.

Rebroadcast over the Internet will be available for one year on both websites. A telephonic playback of the call will be available from approximately 11 am PDT, Thursday, August 2, 2007 to 5 pm PDT, Thursday, August 9, 2007. Listeners should call 888/286-8010 (domestic) or 617/801-6888 (international) and use Reservation Number 21034027.

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In addition to historical information, this news release contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Actuarial estimates of losses and loss expenses and expectations concerning the Company’s ability to retain current insureds at profitable levels, successful withdrawal from the assumed reinsurance business, continued solvency of the Company’s reinsurers, obtaining rate change regulatory approvals, expansion of liability insurance business in its principal market, and improved performance and profitability are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory actions, uncertainties and potential delays in obtaining rate approvals, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates in both the core business and discontinued non-core business and the cyclical nature of the property and casualty insurance industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company is also subject to certain structural risks as an insurance holding company, including statutory restrictions on dividends and other intercompany transactions. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the Company’s objectives or plans will be realized.

SCPIE Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)

	June 30, 2007	December 31, 2006
ASSETS
Securities available-for-sale:
Fixed maturities investments, at fair value (amortized cost 2007—$353,633; 2006—$397,553)	$345,263	$389,954
Equity investments, at fair value (cost 2007—$1,604; 2006—$1,723)	1,972	2,034

Total securities available-for-sale	347,235	391,988
Cash and cash equivalents	184,585	145,815

Total investments	531,820	537,803

Accrued investment income	5,235	5,330
Premiums receivable	41,712	18,697
Assumed reinsurance receivables	20,456	17,089
Reinsurance recoverable	45,230	45,564
Deferred policy acquisition costs	9,437	7,351
Deferred federal income taxes, net	41,352	44,661
Property and equipment, net	1,321	1,733
Other assets	5,893	7,281

Total assets	$702,456	$685,509

LIABILITIES
Reserves:
Loss and loss adjustment expenses	$397,503	$405,448
Unearned premiums	69,681	41,815

Total reserves	467,184	447,263
Amounts held for reinsurance	3,311	13,317
Other liabilities	17,754	18,285

Total liabilities	488,249	478,865
Commitments and contingencies

STOCKHOLDERS' EQUITY

Preferred stock—par value $1.00, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock—par value $.0001, 30,000,000 shares authorized, 12,792,091 shares issued, 2007 - 9,575,333 shares outstanding 2006 - 9,553,906 shares outstanding	1	1
Additional paid-in capital	37,127	37,127
Retained earnings	279,120	271,925
Treasury stock, at cost (2007 - 2,716,758 shares and 2006 - 2,738,185 shares)	(94,611)	(95,278)
Subscription notes receivable	(1,569)	(1,849)
Accumulated other comprehensive loss	(5,861)	(5,282)

Total stockholders' equity	214,207	206,644

Total liabilities and stockholders' equity	$702,456	$685,509

SCPIE Holdings Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, except per-share data)

	Six Months Ended		Three Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues:
Net premiums earned	$59,711	$63,082	$29,837	$31,452
Net investment income	10,769	10,211	5,549	5,198
Realized investment gains / (losses)	116	(164)	(50)	(53)
Other revenue	194	59	163	6

Total revenues	70,790	73,188	35,499	36,603

Expenses:
Losses & loss adjustment expenses incurred	46,203	50,906	23,257	25,701
Other operating expenses	13,280	14,737	6,674	7,130

Total expenses	59,483	65,643	29,931	32,831

Income before federal income taxes	11,307	7,545	5,568	3,772
Income tax expense	3,885	2,531	1,840	1,136

Net income	$7,422	$5,014	$3,728	$2,636

Basic earnings per share of common stock	$0.78	$0.53	$0.39	$0.28

Diluted earnings per share of common stock	$0.77	$0.52	$0.38	$0.27

SCPIE Holdings Inc. and Subsidiaries

Supplemental Financial Data

(Dollars in Thousands)

	Six Months Ended June 30, 2007				Six Months Ended June 30, 2006
	Direct Healthcare Liability	Assumed Reinsurance (2) (3)	Other	Total (4)	Direct Healthcare Liability	Assumed Reinsurance (2) (3)	Other (5)	Total (4)

Net written premium (1)	$87,797	$(220)		$87,577	$92,054	$510		$92,564
Net earned premium	$59,931	$(220)		$59,711	$62,572	$510		$63,082
Net investment income			$10,769	10,769			$10,211	10,211
Realized investment gains / (losses)			116	116			(164)	(164)
Other revenue			194	194			59	59

Total revenue	59,931	(220)	11,079	70,790	62,572	510	10,106	73,188
Incurred loss and LAE	41,837	4,366		46,203	44,404	6,502		50,906
Other expenses	13,140	140	—	13,280	13,263	(92)	1,566	14,737

Net underwriting income / (loss)	$4,954	$(4,726)		228	$4,905	$(5,900)		(995)

Net investment income, other revenue & expense			$11,079	11,079			$8,540	8,540

Income before federal Income taxes				$11,307				$7,545

Net cash used in operating activities				$(4,367)				$(1,397)

Loss ratio	69.8%				71.0%
Expense ratio	21.9%				21.2%

Combined ratio (GAAP)	91.7%				92.2%

1)	Net written premium is a non-GAAP financial measure which represents the premiums charged on policies issued during a fiscal period less any reinsurance. Net written premium is a statutory measure of production levels. Net earned premium, a comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. A reconciliation of net written premium to net earned premium is provided herein.
2)	Ratios are not shown for the Assumed Reinsurance columns, because of their run-off status produces ratios which are not meaningful.
3)	The expense component for the Assumed Reinsurance segment includes the effect of the retrospective accounting treatment required by Financial Accounting Standards Board No. 113, more fully described in SCPIE's 2006 Annual Filing in Form 10K, page 42.
4)	Ratios are not shown for the Total column, because inclusion of the discontinued Assumed Reinsurance results produce ratios which are no longer meaningful.
5)	Other expenses in column relate to a proxy challenge in 2006.

SCPIE Holdings Inc. and Subsidiaries

Supplemental Financial Data

(Dollars in Thousands)

	Three Months Ended June 30, 2007				Three Months Ended June 30, 2006
	Direct Healthcare Liability	Assumed Reinsurance (2) (3)	Other	Total (4)	Direct Healthcare Liability	Assumed Reinsurance (2) (3)	Other (5)	Total (4)

Net written premium (1)	$4,018	$81		$4,099	$3,428	$13		$3,441
Net earned premium	$29,756	$81		$29,837	$31,440	$12		$31,452
Net investment income			$5,549	5,549			$5,198	5,198
Realized investment losses			(50)	(50)			(53)	(53)
Other revenue		—	163	163			6	6

Total revenue	29,756	81	5,662	35,499	31,440	12	5,151	36,603
Incurred loss and LAE	20,571	2,686		23,257	22,299	3,402		25,701
Other expenses	6,441	233	—	6,674	6,367	(246)	1,009	7,130

Net underwriting income / (loss)	$2,744	$(2,838)		(94)	$2,774	$(3,144)		(370)

Net investment income, other revenue & expense			$5,662	5,662			$4,142	4,142

Income before federal Income taxes				$5,568				$3,772

Net cash used in operating activities				$(4,728)				$(7,073)

Loss ratio	69.1%				70.9%

Expense ratio	21.6%				20.3%

Combined ratio (GAAP)	90.7%				91.2%

1)	Net written premium is a non-GAAP financial measure which represents the premiums charged on policies issued during a fiscal period less any reinsurance. Net written premium is a statutory measure of production levels. Net earned premium, a comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. A reconciliation of net written premium to net earned premium is provided herein.
2)	Ratios are not shown for the Assumed Reinsurance columns, because their run-off status produces ratios which are not meaningful.
3)	The expense component for the Assumed Reinsurance segment includes the effect of the retrospective accounting treatment required by Financial Accounting Standards Board No. 113, more fully described in SCPIE's 2006 Annual Filing in Form 10K, page 42.
4)	Ratios are not shown for the Total column, because inclusion of the discontinued Non-Core Healthcare Liability and Assumed Reinsurance results produce ratios which are not meaningful.
5)	Other expenses in column relate to a proxy challenge in 2006.

SCPIE Holdings Inc. and Subsidiaries

Supplemental Financial Data

(Dollars in Thousands)

	6/30/2007
Fixed-maturity portfolio
U.S. government & agencies	$167,592	48.5%
Mortgage & asset-backed	43,482	12.6%
Corporate	134,189	38.9%

Total	$345,263	100.0%
Average quality		AAA
Effective duration		2.3
Yield to maturity		5.2%
Weighted average combined maturity		3.5

	Six Months Ended		Three Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Total premiums
Net written premium	$87,577	$92,564	$4,099	$3,441
Change in unearned premium	(27,866)	(29,482)	25,738	28,011

Net earned premium	$59,711	$63,082	$29,837	$31,452